Exhibit 10.1


                               David B. Hertzog
                             4 Boulder Brook Road
                              Scarsdale, NY 10583



                                                          May 16, 2005


             Re:  Neurologix Consulting Agreement


Dear Ladies and Gentlemen:

         The purpose of this letter is to confirm the agreement between Neurologix, Inc., a Delaware corporation (the "Company"), and myself ("Hertzog") with respect to certain consulting services to be provided to the Company and its wholly-owned subsidiary, Neurologix Research, Inc. ("NRI"). Accordingly, the Company and Hertzog agree as follows:

         1. Engagement of Consultant. The Company engages Hertzog to consult with and assist the Company in connection with the oversight of legal and financial regulatory matters relating to the business and operations of the Company and NRI, including securities compliance issues and financial planning issues, and Hertzog accepts such engagement, upon the terms and conditions set forth herein.

         2. Term. The term of engagement hereunder shall commence on the date hereof and shall continue for a period of up to one year, unless sooner terminated pursuant to the terms hereof.

         3. Scope of Engagement. During the term, Hertzog shall render his consulting and advisory services, on a part-time basis, at such reasonable times as shall be deemed necessary by the Company and Hertzog to perform the engagement contemplated hereunder. Such services shall, for the most part, be rendered at the principal offices of the Company. Hertzog shall be free to pursue other business interests (including the provision of similar consulting services for other persons or entities) during the term hereof. Any failure or inability of Hertzog, by reason of temporary illness or other cause beyond his control or absence for reasonable periods, to perform services hereunder shall not be deemed to constitute a default on his part in the performance of his obligations.

         4. Status of Consultant. The Company and Hertzog, in respect of his consulting and advisory services, agree and acknowledge as follows:

          (a) Hertzog shall perform his services hereunder as an independent contractor and not as an employee of the Company or NRI;

         (b) Hertzog shall, in no way, act as the legal representative or agent of the Company or NRI, and shall have no authority or right to enter into any contract or agreement or otherwise to create or assume any obligation of any kind on behalf of the Company or NRI, without the written consent of the Company or NRI; and

         (c) Hertzog shall not make any representation, warranty or guaranty on behalf of the Company or NRI in the performance of his services.

         5. Compensation; Expenses. The Company shall pay to Hertzog, as a fee for his services hereunder, the sum of $100,000, payable in equal monthly installments, with the first such installment being paid on the date hereof. As additional compensation, the Company hereby grants to Hertzog an option to acquire up to 250,000 shares of the Company's common stock (the "Shares') at an exercise price per share equal to the average of the high bid and low ask price on NASDAQ (OTC Bulletin Board) on May 13, 2005. One-half of the Shares shall be immediately vested as of the date hereof, one-quarter of the Shares shall vest on the six-month anniversary of the date hereof and the remaining one-quarter of the Shares shall vest on the last day of the term of this agreement. Such option, to the extent vested, shall be exercisable at any time and from time to time for a period of 5 years from the date of grant, notwithstanding any termination of this agreement or of Hertzog's services hereunder. Such option is being granted under the Company's 2000 Stock Option Plan and is subject to the terms of the Stock Option Agreement of even date herewith. In addition, the Company shall pay or reimburse Hertzog for all of his reasonable costs and expenses incurred in rendering services hereunder; provided, that Hertzog shall submit reports of such costs and expenses in such reasonable detail as may be requested by the Company. The Company shall provide to Hertzog, free of charge, an office, reasonable telephone usage and clerical/secretarial assistance.

         6. Confidentiality. Hertzog shall not disclose or use any information which the Company or NRI shall have designated as confidential during or after the term of this agreement. The Company or NRI shall have the right to seek injunctive relief for any breach or attempted breach of these provisions.

         7. Indemnification. The Company, NRI and each of their respective successors or assigns shall indemnify and hold harmless Hertzog (including, for this purpose, his heirs, legal representatives and assigns) from and against any and all claims, liabilities, losses, damages, costs and expenses (including legal fees) asserted against or incurred by Hertzog as a result of or arising from his retention by the Company or the performance of his services hereunder, except for Hertzog's gross negligence or willful misconduct. The Company shall advance his costs and expenses incurred in connection with the foregoing promptly on request, subject to his delivery of an undertaking to repay such advanced amounts if it shall ultimately be determined that he is not entitled to indemnification hereunder.

         8. Termination. If, during the term hereof, Hertzog shall become physically or mentally incapacitated so as to be unable to perform his services hereunder, the Company shall have the right, at its election, to terminate this agreement, subject to its obligations hereunder accruing through the date of termination. Upon Hertzog's death during the term hereof, this agreement shall terminate as of the date of death, subject to the Company's obligations hereunder accruing through such date. The Company shall also have the right to terminate this agreement upon (a) an election of the Company given 90 days prior to the date set for termination, (b) a breach of this agreement by Hertzog or (c) the merger, sale (including sale of substantially all the assets) or liquidation of the Company and/or NRI.

         9. Miscellaneous. The following additional terms shall be applicable:

         (a) This agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (b) This agreement contains the complete agreement and understanding between the Company and Hertzog with respect to the subject matter hereof, and supersedes all prior understandings and agreements between such parties. This agreement may only be amended or modified in writing signed by both such parties.

         (c) This agreement shall be binding upon and inure to the benefit of the Company and Hertzog and their respective heirs, legal representatives, successors and assigns. This agreement shall not be assignable by the Company or Hertzog.

         (d) Any notices to be given hereunder shall be in writing and either delivered in person or by first class mail, postage prepaid, to the Company at its principal office or to Hertzog at the address set forth herein. Either of such parties may change an address in a notice given to the other party.

         (e) The provisions of Sections 5, 6 and 7 hereof shall survive any termination of this agreement or of Hertzog's services hereunder.

         If the foregoing correctly reflects your understanding of our agreement, please so signify your acceptance of the terms hereof by signing in the space provided below. I look forward to working with you.


                                                 Sincerely yours,

                                                 /s/ David B. Hertzog
                                                 David B. Hertzog


Agreed and Accepted as of the
Date First Above Written:

Neurologix, Inc.

By /s/ Michael Sorell
   --------------------------
   Michael Sorell
   President and CEO



Neurologix, Inc.
One Bridge Plaza (Suite 605)
Fort Lee, NJ 07024